Exhibit 99.1

           W-H Energy Services Announces Fourth Quarter 2005 Results

    HOUSTON--(BUSINESS WIRE)--Jan. 30, 2006--W-H Energy Services, Inc. (NYSE:WHQ) announced fourth quarter income from continuing operations of $16.2 million or $0.55 per share as compared to the $7.5 million or $0.26 per share reported for the same period in the prior year. In the preceding quarter, the Company reported income from continuing operations of $12.8 million or $0.44 per share. Driving the sequential gain in quarterly earnings was greater utilization across most of the Company's service lines.
    The Company projects that earnings per share will range from $0.54 to $0.58 for the quarter ending March 31, 2006. The estimate provides for an expense of approximately $0.01 to $0.02 per share related to the Company's adoption of Statement of Financial Accounting Standards 123R, effective January 1, 2006, under which non-cash expense related to the issuance of stock options is recorded in the income statement.
    Revenues for the fourth quarter of $173.3 million were 32 percent higher than the fourth quarter of 2004 and were 7 percent higher than the preceding quarter. Domestic revenues increased 32 percent as compared to the fourth quarter of last year and were 8 percent higher than the preceding quarter. International revenues also increased 32 percent as compared to the fourth quarter of last year and were 1 percent higher than the preceding quarter.
    For the year ended December 31, 2005 revenues of $634.4 million and earnings per share from continuing operations of $1.68 increased from $462.4 and $0.71, respectively, that was reported for the year ended December 31, 2004.

    QUARTERLY SEGMENT RESULTS

    Drilling

    Revenues in the drilling segment were $111.2 million in the fourth quarter, 26 percent higher than the comparable period in the prior year and 5 percent higher than the preceding quarter. Operating income of $17.6 million was more than double that posted in the comparable period in the prior year and 5 percent higher than the preceding quarter.

    Completion and workover

    Fourth quarter revenues in the completion and workover segment were $62.1 million, 45 percent higher than the comparable period in the prior year and 11 percent higher than the preceding quarter. Operating income of $15.3 million recorded in the fourth quarter was 79 percent higher than the comparable period in the prior year and was 44 percent higher than the preceding quarter.

    W-H Energy is a diversified oilfield service company that provides products and services used primarily for the drilling, completion and production of oil and natural gas wells. The Company has operations in North America and select areas internationally.

    Statements in this press release that are not strictly historical are "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected in the forward-looking statements due to, among other things, the current and expected future prices of crude oil and natural gas, the level of exploration, development and production activity of, and the corresponding capital spending by, our customers, risks associated with events that result in personal injuries, loss of life, damage to or destruction of property, equipment or the environment and suspension of operations, unavailability of or costs associated with insurance, competition in our industry, difficulty in continuing to develop, produce and commercialize technologically advanced products and services, loss of use of certain technologies and weather conditions in offshore markets. These and other risks are more fully described in W-H Energy Services, Inc.'s Annual Report filed on Form 10-K with the Securities and Exchange Commission. The Company disclaims any obligation to update the statements in this press release.


                       W-H ENERGY SERVICES, INC.
            UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
          (in thousands, except share and per share amounts)



                           Three Months Ended         Year Ended
                             December 31,             December 31,
                       -----------------------------------------------
                           2005        2004        2005        2004
                       ----------- ----------- ----------- -----------

Revenues                 $173,301    $130,997    $634,361    $462,428

Costs and Expenses:
  Cost of revenues         96,479      75,906     357,787     269,897
  Selling, general
   and administrative      28,680      23,613     108,946      87,772
  Warehouse fire
   related costs (1)           --          --       3,690          --
  Research and
   development              3,651       5,260      16,275      15,474
  Depreciation and
   amortization            14,507      12,111      56,639      45,665
                       ----------- ----------- ----------- -----------
      Total costs and
       expenses           143,317     116,890     543,337     418,808

      Operating income     29,984      14,107      91,024      43,620

Other (income)
 expenses:
  Interest expense,
   net (2)                  2,619       1,929      10,498      11,117
  Other (income)
   expense, net               (77)        (27)        279         (94)
                       ----------- ----------- ----------- -----------
      Income before
       income taxes        27,442      12,205      80,247      32,597

Provision for income
 taxes                     11,242       4,697      31,295      12,548
                       ----------- ----------- ----------- -----------
      Income from
       continuing
       operations          16,200       7,508      48,952      20,049

Loss from discontinued
 operations, net of
 tax                           --      (1,402)         --      (2,126)
                       ----------- ----------- ----------- -----------
      Net income         $ 16,200    $  6,106    $ 48,952    $ 17,923
                       =========== =========== =========== ===========

Earnings (loss) per
 common share:
  Basic:
    From continuing
     operations          $   0.57    $   0.27    $   1.74    $   0.73
    From discontinued
     operations                --       (0.05)         --       (0.08)
                       ----------- ----------- ----------- -----------
      Total              $   0.57    $   0.22    $   1.74    $   0.65
  Diluted:
    From continuing
     operations          $   0.55    $   0.26    $   1.68    $   0.71
    From discontinued
     operations                --       (0.05)         --       (0.07)
                       ----------- ----------- ----------- -----------
      Total              $   0.55    $   0.21    $   1.68    $   0.64

Weighted average
 shares outstanding:
  Basic                28,586,498  27,688,017  28,135,263  27,527,881
  Diluted              29,591,092  28,510,162  29,085,582  28,201,222


(1) Warehouse fire related costs for the year ended December 31, 2005 represents costs and expenses related to a fire that occurred on April 17, 2005. For more information, see "Unaudited
    Reconciliation of Non-GAAP Measures" in this press release.

(2) Interest expense for the year ended December 31, 2004 includes a write-off of approximately $3.1 million ($1.9 million after tax) of non-cash financing costs associated with the Company's previous credit facility.




                       W-H ENERGY SERVICES, INC.
                 CONSOLIDATED CONDENSED BALANCE SHEETS
                            (in thousands)


                                            December 31,  December 31,
                                                2005         2004
                                           ------------- -------------
                                            (Unaudited)
Assets:
  Cash and cash equivalents                  $  9,914      $ 10,448
  Accounts receivable, net                    152,348       111,728
  Inventory                                    55,142        48,317
  Other current assets                         16,774        15,566
                                           ------------- -------------
           Total current assets               234,178       186,059

  Property and equipment, net                 257,286       235,317
  Other assets                                131,117       127,235
                                           ------------- -------------
           Total assets                      $622,581      $548,611
                                           ============= =============


Liabilities and Shareholders' Equity:
  Accounts payable and accrued
   liabilities                               $ 74,093      $ 64,498
                                           ------------- -------------
           Total current liabilities           74,093        64,498

  Long-term debt, net of current
   maturities (1)                             165,000       180,805
  Other liabilities                            44,538        34,713
                                           ------------- -------------
           Total liabilities                  283,631       280,016

  Shareholders' equity                        338,950       268,595
                                           ------------- -------------
           Total liabilities and
            shareholders' equity             $622,581      $548,611
                                           ============= =============


(1) As of December 31, 2005, there was approximately $204.0 million available under the Company's revolving credit facility.




                       W-H ENERGY SERVICES, INC.
            UNAUDITED SEGMENTED AND SELECTED FINANCIAL DATA
                            (in thousands)


                               Three Months Ended      Year Ended
                                   December 31,        December 31,
                               ------------------- -------------------
                                  2005     2004      2005      2004
                               --------- --------- --------- ---------
SEGMENTED INFORMATION:
   Revenue:
      Drilling                 $111,200  $ 88,030  $409,155  $302,788
      Completion and workover    62,101    42,967   225,206   159,640
                               --------- --------- --------- ---------
           Total revenue       $173,301  $130,997  $634,361  $462,428
                               ========= ========= ========= =========

   Depreciation and
    amortization:
      Drilling                 $  9,218  $  7,715  $ 36,136  $ 29,380
      Completion and workover     5,228     4,326    20,253    16,011
      Corporate                      61        70       250       274
                               --------- --------- --------- ---------
           Total depreciation
            and amortization   $ 14,507  $ 12,111  $ 56,639  $ 45,665
                               ========= ========= ========= =========

   Operating income:
      Drilling (1)             $ 17,577  $  7,864  $ 51,081  $ 22,651
      Completion and workover    15,304     8,545    51,761    30,997
      Corporate                  (2,897)   (2,302)  (11,818)  (10,028)
                               --------- --------- --------- ---------
           Total operating
            income             $ 29,984  $ 14,107  $ 91,024  $ 43,620
                               ========= ========= ========= =========




(1) Drilling segment operating income for the year ended December 31, 2005 includes approximately $3.7 million of costs and expenses related to a fire that occurred on April 17, 2005. For more information, see "Unaudited Reconciliation of Non-GAAP Measures" in this press release.



                       W-H ENERGY SERVICES, INC.
           UNAUDITED RECONCILIATION OF NON-GAAP MEASURES (1)
               (in thousands, except per share amounts)


                                               Year Ended December 31,
                                              ------------------------
                                                  2005         2004
                                              -----------   ----------

Income from continuing operations
 (as reported)                                   $48,952     $20,049

   a) Warehouse fire related costs                 3,690          --
      Less: Tax impact of fire related costs      (1,445)         --
                                              -----------   ----------
            After tax charge of fire related
             costs                                 2,245          --

   b) Tax related items                           (1,127)         --

   c) Write-off of non-cash financing costs           --       3,123
      Less: Tax impact of write-off                   --      (1,202)
                                              -----------   ----------
            After tax write-off                       --       1,921

                                              -----------   ----------
            Income from continuing operations
             before select items                 $50,070     $21,970
                                              ===========   ==========



Per diluted common share information:
     Income from continuing operations (as
      reported)                                  $  1.68     $  0.71
         a) Warehouse fire related costs,
                net of tax                          0.08          --
         b) Tax related items                      (0.04)         --

         c) Write-off of non-cash financing
             costs, net of tax                        --        0.07
                                              -----------   ----------
            Income from continuing operations
             before select items                 $  1.72     $  0.78
                                              ===========   ==========




Total operating income (as reported)             $91,024     $43,620

       Warehouse fire related costs                3,690          --
                                              -----------   ----------

            Total operating income before
             select items                        $94,714     $43,620
                                              ===========   ==========




Drilling segment operating income
 (as reported)                                   $51,081     $22,651

       Warehouse fire related costs                3,690          --
                                              -----------   ----------

            Drilling segment operating income
             before select items                 $54,771     $22,651
                                              -----------   ----------


(1) Management believes that the non-GAAP measures included within this press release are used by financial analysts and investors to provide comparative financial information regarding the continuing operations of the Company, particularly with regard to select items including the Company's new credit facility that was obtained in June 2004, the fire that occurred in April 2005 and the result of a 2005 foreign tax audit. These measures should not be considered as an alternative to net income or any other measure of operating performance calculated in accordance with generally accepted accounting principles.

    CONTACT: W-H Energy Services, Inc., Houston
             Shawn M. Housley, 713-974-9071